Exhibit 3.4

                       Certificate and Articles of Merger

                                       of

                               Arkona, Inc. (Utah)

                                  With and Into

                       Sundog Technologies Inc. (Delaware)

              Adopted pursuant to Section 252, General Corporation
              ----------------------------------------------------
                          Law of the State of Delaware
                          ----------------------------

Sundog Technologies Inc., a Delaware corporation ("Sundog"), does hereby certify as follows:



         FIRST: That the name and state of incorporation of each of the constituent corporations of the merger are as follows:


                  Name                         State of Incorporation
                  ----                         ----------------------
                  Sundog Technologies Inc.     Delaware

                  Arkona, Inc.                 Utah


         SECOND: That an Agreement and Plan of Merger (the "Merger Agreement") dated January 5, 2001, by and between Sundog and Arkona, Inc., a Utah corporation ("Arkona"),setting forth the terms and conditions of the merger of Arkona with and into Sundog (the "Merger"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations, in accordance with Section 252 of the General Corporation Law of the State of Delaware (the "Delaware Law") and the Utah Revised Business Corporations Act (the "Utah Law").

         THIRD: That upon the acceptance of this Certificate of Merger by the Secretary of State of the State of Delaware and the Utah Department of Commerce, Division of Corporations and Commercial Code (the "Effective Time"), Arkona shall be merged with and into Sundog, the separate corporate existence of Arkona shall cease and Sundog shall continue as the surviving corporation with the name "Sundog Technologies Inc." (as the surviving corporation, the "Surviving Corporation").

         FOURTH: That, at the Effective Time, the effect of the Merger shall be as provided in the Merger Agreement and the applicable provisions of the Utah Law and the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Arkona and Sundog shall vest in the Surviving Corporation, and all debts, liabilities and duties of Arkona and Sundog shall become the debts, liabilities and duties of the Surviving Corporation.


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


         FIFTH: That, at the Effective Time, the Certificate of Incorporation of Sundog, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation. The Bylaws of Sundog, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

         SIXTH: That, at the Effective Time, the directors of Sundog immediately prior to the Effective Time shall be the directors of the Surviving Corporation, to hold office until such time as such directors resign, are removed or their respective successors are duly elected or appointed and qualified. The officers of Sundog immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to hold office until such time as such officers resign, are removed or their respective successors are duly elected or appointed and qualified.

         SEVENTH: That the mode of carrying the Merger into effect and the manner and basis of converting the shares of stock of the constituent corporations into shares of stock of the Surviving Corporation shall be as follows:

                  (a) Each share of common stock, no par value, of Arkona ("Arkona Common Stock") shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor; and

                  (b) Each share of common stock, $.001 par value, of Sundog ("Sundog Common Stock"), which shall be issued and outstanding at the Effective Time shall become one fully paid and non-assessable share of common stock, $.001, of the Surviving Corporation.

         EIGHTH: That the number of authorized shares of Sundog Common Stock is 50,000,000, $.001 par value.

         NINTH: Copies of the executed Agreement and Plan of Merger setting forth the terms and conditions of the merger of Arkona with and into Sundog are on file at the offices of Sundog, 10542 S. Jordan Gateway, Suite 200, South Jordan, Utah 84095. Copies will be made available to any shareholder of Sundog or Arkona on request without cost.

         TENTH: That on January 5, 2001, the shareholders of Arkona approved the Merger and the number of holders of shares of Arkona Common Stock, their voting rights, and their votes with regard to the Merger Agreement and Merger are as follows:

         As of the applicable record date, of the 50,000 authorized shares of common stock, no par value, of Arkona, there were 50,000 shares outstanding and entitled to vote on the Merger separately as a class. Each share of Arkona Common Stock was entitled to one vote. Of such shares, 50,000 were voted in favor of the Merger and Merger Agreement and 0 were voted against.


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


         ELEVENTH: That approval by the holders of Sundog Common Stock was not required.

         TWELFTH: That the address of the principal office of the Surviving Corporation is 10542 South Jordan Gateway, Suite 200, South Jordan, UT 84095.

         IN  WITNESS  WHEREOF,   the  Surviving   Corporation  has  caused  this
Certificate of Merger to be executed in its corporate name on the 5th day of January, 2001.

                                          Sundog Technologies Inc.,
                                          a Delaware Corporation

                                          By: /s/ Alan Rudd
                                          -----------------
                                                  Alan Rudd, President